Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) effective as of April 5, 2020 (“Effective Date”) is by and between Innovative Med Concepts, LLC, an Alabama limited liability company (“Company”), and Gregory S. Duncan (“Employee”). The Company and Employee are collectively referred to herein as the “Parties” and each individually as a “Party”.

WITNESSETH

WHEREAS, the Company and Employee desire to formalize the employment relationship between the Parties by entering into this Agreement;

WHEREAS, the Company’s Board of Directors (the “Board”) has approved this Agreement; and

WHEREAS, Employee has determined that it is in the best interests of Employee to enter into this Agreement,

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is hereby agreed as follows:

1.            EMPLOYMENT.

(a)            Position. The Company hereby employs Employee in the position of Chief Executive Officer effective April 5, 2020, and Employee hereby accepts such employment.

(b)            Employment Period. Employee’s employment hereunder shall commence on April 5, 2020 and shall continue until terminated in accordance with Section 4 hereof (the “Employment Period”). The Company agrees to continue Employee in his employ as Chief Executive Officer during the Employment Period, subject to termination of such employment pursuant to the terms of this Agreement.

2.            EMPLOYMENT DUTIES.

(a)            Duties. Employee shall have such duties as are customarily performed and exercised by the Chief Executive Officer of a company with subsidiary operations, subject to the supervision by the Board, together with such additional duties as are reasonably assigned by the Board. During the Employment Period, Employee’s services shall be performed in Atlanta, Georgia, or the metropolitan area of the Employee’s future primary residence, subject to reasonable business travel based upon the needs of the Company, subject to the terms of any Company travel policies in place from time to time.

(b)            Time and Attention. Beginning April 5, 2020, excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote Employee’s entire working time, energy, and skill to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, however, that these obligations shall not prohibit Employee from (i) as approved by the Board, serving on civic or charitable boards or committees and two (2) corporate boards or committee or (ii) managing personal investments, so long as such activities do not materially interfere with the performance of Employee’s responsibilities to the Company, its subsidiaries and affiliates, or violate the Company’s conflict of interest policies. During the Employment Period, Employee shall (i) disclose to the Company any business opportunity that comes to Employee’s attention and that relates to the business of the Company or otherwise arises as a result of Employee’s employment with the Company and (ii) not take advantage of or otherwise divert such opportunity for Employee’s own benefit or that of any other person or entity without prior written consent of the Company.

(c)            Avoidance of Conflicting Obligations. Employee hereby acknowledges, agrees and represents that Employee’s execution of this Agreement and performance of employment-related obligations and duties for the Company will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which Employee may be a party or otherwise be bound. Moreover, Employee hereby agrees that Employee will not use in the performance of his employment-related obligations and duties for the Company or otherwise disclose to the Company any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent such use or disclosure may cause a breach or violation of any obligation or duty owed by Employee to such employer, person, or entity under any agreement or applicable law.

(d)            Other Activities. During the Employment Period, other than as set forth in paragraph (b) of this Section 2, Employee will not, without the prior written consent of the Company, directly or indirectly, other than in the performance of his duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise.

3.            COMPENSATION.

(a)            Compensation. For all services which Employee renders to the Company or any of its subsidiaries or affiliates during the Employment Period, the Company agrees to pay Employee the salary, cash incentive, and equity compensation as set by the Board or the Compensation Committee (as defined herein), subject to the following:

(i)            Primary Cash Compensation. Effective as of April 5, 2020, Employee’s monthly salary shall be $41,667 per month, representing an annual rate of $500,000 (the “Base Salary”). Employee’s Base Salary shall be reviewed annually by the Board or a Compensation Committee established by the Board in its discretion (the “Compensation Committee”) and the Base Salary for each fiscal year during the Employment Period shall be determined by the Board or the Compensation Committee, which may authorize an increase in Employee’s Base Salary for such year. In no event may Employee’s Base Salary be reduced below its then-current level at any time during the Employment Period other than with Employee’s written consent or pursuant to a general wage reduction in respect of substantially all of the Company’s executive officers, which reduction is based on the Company’s financial performance, in which event Employee’s Base Salary may only be reduced to the same extent and up to the same percentage amount as the base salaries of other executive officers are reduced. Employee’s Base Salary shall be paid in accordance with the Company’s normal periodic payroll practices.

(ii)            Cash Bonus. Commencing upon the establishment of a bonus program approved by the Board or the Compensation Committee, Employee will be eligible for an annual cash bonus with a target bonus amount equal to no less than 50% of his then-current Base Salary (the “Cash Bonus”). The Cash Bonus shall be paid in a single lump sum with the first payroll following the approval of the Audited Financial statement by the Board or by an Audit Committee established by the Board in its discretion (the “Audit Committee”). The Cash Bonus is subject to achievement of annual bonus metrics set by the Board or the Audit Committee from year to year and represents a bonus target percentage which may be earned subject to Employee’s continued employment with the Company and achievement of corporate/Board objectives set by the Board or the Audit Committee. The Company maintains full and absolute discretion over the decision to award any bonus, and the determination of the amount of any bonus, based upon various factors that include, but are not limited to, Employee’s performance and the Company's performance. To be eligible to earn any bonus, Employee must be actively employed by the Company at the time of payment. Employee’s Cash Bonus percentage shall be reviewed annually by the Board or the Compensation Committee, beginning with the year after a bonus program is approved by the Board or the Compensation Committee, and the target Cash Bonus percentage for each such year shall be determined by the Board or the Compensation Committee, which may authorize an increase in Employee’s Cash Bonus percentage for such year. In no event may Employee’s Cash Bonus percentage be reduced below its then-current level at any time during the Employment Period other than with Employee’s written consent and may only be reduced to the same extent and up to the same percentage amount as the target bonus percentage of other executive officers are reduced.

(iii)            Equity. Immediately upon the closing of any offering of Company debt or equity securities that results in the Company having sufficient funds to complete the Company’s Phase 2B trial (e.g., a minimum total raise of $25,000,000) (the “Triggering Offering”), and whether such funds are raised through a private or public offering or any combination thereof, the Company shall issue to Employee a 5% Nonvoting Membership Interest in the Company as a “profits interest,”(the “Equity Bonus”) based solely on Membership Interests issued and outstanding immediately after the Triggering Offering, after taking into account the dilutive effects of such issuance (such that, for example, Employee will have a 5% Nonvoting Membership Interest taking into account all outstanding interests, including the interest granted Employee and to investors in the Triggering Offering).

(A)            The Membership Interest issued to the Employee pursuant to Section 3(a)(iii) is intended to be a “profits interest,” as that term is defined in Internal Revenue Service Revenue Procedure 93-27, as of the date of the grant of the Membership Interest, and to the extent that anything in this Agreement is inconsistent with such intent, the Parties agree that this Agreement will be deemed to be amended such that such Membership Interest will qualify as a “profits interest.” Employee and Company shall agree on a value of the Company immediately preceding the issuance of the Membership Interest, which shall not be in excess of the Company value applicable to the Fifth Offering, such being $37,500,000 accounting for warrant coverage and dilution. Further, the Company’s operating agreement shall provide that upon liquidation or dissolution of the Company, an amount equal to the agreed value for 100% of the Company shall be paid with respect to Membership Interests other than the Membership Interest being granted to Employee, as liquidation proceeds before any amounts are paid to Employee with respect to such profits interest. Thereafter, any remaining liquidation proceeds shall be paid to the Members in proportion to ownership of the Company, and Employee shall participate in such remaining proceeds based on his then percentage ownership of the Company. If the Company and Employee fail to agree on such value within 30 days after the Incentive Event, the value shall be determined an independent accounting firm, selected by the Board in its discretion.

(iv)            In the event the Company has been converted or will convert into a corporation before or simultaneously with the Triggering Offering, instead of issuing the profits interests as described above, the Company shall issue an option to Employee to purchase 5.00% of the number of shares of the Company’s common stock issued and outstanding as of the date of the grant to Employee, after accounting for dilution of the issuance to Employee (the “Option”). The Option shall be immediately vested and may be exercised for a period of ten years from the award date (“Expiration Date”). The Option shall be exercisable in whole or in part at Fair Market Value. For purposes of this Agreement, “Fair Market Value” means the lowest purchase price paid for one share of common stock (or an equivalent percentage of the Company’s Membership Interests), from any completed offering, including the Triggering Offering, that raises more than $1,000,000 within the calendar year before the Triggering Offering. Notwithstanding any provision in this Agreement to the contrary, Fair Market Value shall be interpreted or amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and in effect from time to time and including the regulations and guidance thereunder (the “Code”), if applicable to the Agreement and award.

(A)            Exercise of Option. Employee may exercise this Option only in the following manner: Prior to the Expiration Date, Employee may deliver an Option exercise notice (an “Exercise Notice”) in the form of Appendix A attached hereto indicating his or her election to purchase some or all of the stock. Such notice shall specify the number of shares to be purchased. Payment of the purchase price may be made by one or more of the methods described in Appendix A. If Employee elects to make payment by offset, then it shall be deemed as though Employee paid cash to the Company for his Stock immediately before the sale event or dividend event giving rise to Employee’s right to receive cash, such that the cash paid by Employee shall be considered as part of the distributable proceeds to all shareholders.

(B)            Termination of Option. Except as may otherwise be provided by the Company, if Employee’s employment is terminated as described in this Agreement, the period within which to exercise this Option will be subject to early termination as set forth below, and if the Option is not exercised within such period, it shall thereafter terminate as follows:

(1)            Termination Due to Death or Disability. If Employee’s employment is terminated by reason of his death or Disability, this Option may continue to be exercised by Employee, Employee’s legal representative or legatee as applicable, for a period of 12 months from the date of death or Disability or until the Expiration Date, if earlier.

(2)            Other Termination. If Employee’s employment is terminated for any reason other than death or Disability, and unless otherwise determined by the Company, this Option may continue to be exercised, for a period of 90 days from the date of termination or until the Expiration Date, if earlier; provided however, if Employee’s employment is terminated for Cause, this Option shall terminate immediately upon the date of such termination.

(3)            For purposes hereof, the Company’s determination of the reason for termination shall be conclusive and binding on Employee and Employee’s representatives or legatees.

(C)            Transferability of Option. This Option is personal to Employee and is not transferable by Employee in any manner other than by will or by the laws of descent and distribution. The Option may be exercised during Employee’s lifetime only by Employee (or by Employee’s guardian or personal representative in the event of Employee’s Disability or death). Employee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise Employee’s Option in the event of Employee’s death to the extent provided herein. If Employee does not designate a beneficiary, or if the designated beneficiary predeceases Employee, the legal representative of Employee may exercise this Option to the extent provided herein in the event of Employee’s death.

(D)            Restrictions on Transfer of Shares. The Shares acquired upon exercise of the Option shall be subject to certain transfer restrictions and other limitations, including, without limitation, the provisions contained in the operating agreement of the Company, or alternatively, the bylaws and/or buy-sell agreement and any applicable lock-up agreement between Employee and the Company, as applicable.

(v)            Sale Event Bonuses. In lieu of the Equity Bonus or Option, in the event of a “Sale Event”, as defined below, Employee shall be paid a cash bonus and a noncash bonus as described herein (collectively, the “Sale Event Bonuses”). Upon a Sale Event, Employee shall be paid a bonus equal to 5% of the gross amount of cash, cash-like items, and publicly tradable stock (“Cash Proceeds”), received by the Company or its Members from such Sale Event. A Sale Event shall by any of the following:

(A)            a successful and closed sale or license of a pharmaceutical product, compound, molecule, composition, or other property developed by the Company,

(B)            a sale of (1) all or substantially all the assets of the Company; or (2) a majority of the Membership Interests of the Company (other than newly issued interests in the Company); or

(C)            a merger or consolidation of the Company that results in Cash Proceeds or Noncash Proceeds paid to all its members.

(D)            “Cash Proceeds” includes all upfront and contingent payments resulting from the Sale Event, including all milestone payments, royalties, whether prepaid or paid over time, and other structured payments, but only as they are received by the Company, such that Company shall pay to Employee the requisite share of Cash Proceeds within 30 days of being received by the Company. If the Cash Proceeds are in part publicly tradable stock, the stock shall be valued taking into account blockage, the cost of disposing of the stock, restrictions on sale, and any other appropriate discounts. Moreover, Company may, in its discretion, pay some or all of the bonus by delivering publicly tradable stock in kind, but up to the proportion in which the Company received the Cash Proceeds as stock and not as cash.

(E)            In the Event the Company or its Members receive any consideration other than Cash Proceeds (“Noncash Proceeds”, e.g. non-publicly traded stock) as a result of a Sale Event, Employee shall also be paid in addition to the cash bonus based on the Cash Proceeds, a bonus equal to 5% of the Noncash Proceeds received by the Company or its Members, as applicable. Such payment shall be made within 30 days of such Noncash Proceeds being received by the Company or its Members, whenever they are received. The Company may in its discretion pay any amount of Noncash Proceeds in an equivalent amount of cash instead of in-kind. Should a payment of Noncash Proceeds to Employee trigger a current tax liability for Employee without a corresponding payment of cash to satisfy such liability, the Company will reasonably attempt to accommodate Employee through payment of liquid assets, if reasonably available as determined in the discretion of the Board or Compensation Committee. Nothing herein will obligate the Company to pay any In-Kind Bonus to Employee in cash instead of in-kind. The Noncash Proceeds shall be valued by an independent accounting firm, selected by the Board in its discretion.

(F)            Notwithstanding anything to the contrary in this Agreement, Employee must be employed by the Company as of the date of the Sale Event to be eligible to receive the Sale Event Bonuses.

(G)            Notwithstanding anything to the contrary in this Agreement, (1) should Employee be paid Sale Event Bonuses as described in this Section 3(a)(v), Employee shall not be entitled to either the equity issued as a profits interest as described in Section 3(a)(iii) or the Option as described in 3(a)(iv); and (2) should Employee receive either the Equity Bonus described in Section 3(a)(iii) or the Option as described in Section 3(a)(iv), Employee’s right to receive Sale Event Bonuses shall be terminated, it being expressly intended that Employee shall only receive one of the Equity Bonus, the Sale Event Bonuses, or the Option.

(vi)            Other Compensation. Commencing with the calendar year beginning April 5, 2020, Employee shall be entitled to participate in annual long-term incentive opportunities as determined by the Board consistent with those provided to other Company executive officers and in accordance with the Company’s plans and applicable award agreements.

(b)            Expenses. The Company shall pay all reasonable expenses incurred by Employee that are directly related to performance of his responsibilities and duties for the Company hereunder. Employee shall submit to the Company statements that justify in reasonable detail all reasonable expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse Employee the full amount of any such expenses advanced by Employee. Reimbursable expenses shall also include a reimbursement for health, dental and vision benefits plan in lieu of the Company offering such plans. All expenses eligible for reimbursements in connection with Employee’s employment must be incurred by Employee while employed by the Company and must be in accordance with the Company’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid according to the Company’s standard expense reimbursement policy, typically at the end of the month of submission, but in no event shall any such reimbursement be paid after the last day of the Company’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

(c)            Benefits. Employee will be entitled to participate in each employee benefit plan and program of the Company, as in place from time to time, to the extent that Employee meets the eligibility requirements for such employee benefit plan or program. Employee shall pay any contributions which are generally required of employees to receive any such benefits. The Company will endeavor to institute industry standard health insurance programs and benefits as well as a 401(k) program.

To the extent the Company makes directors’ and officers’ liability insurance available to the directors, it will also make it available to Employee on the same terms as other directors. Employee shall receive paid time off (“PTO”) in accordance with the Company’s PTO policies and procedures in place from time to time, but in no event will Employee receive less than five weeks PTO annually; provided, however, that, in accordance with the Company’s PTO practices, PTO not taken during any calendar year shall not be carried over to a subsequent year. Following the Date of Termination (as defined below), Employee shall be paid at a rate per day equal to Employee’s Base Salary then in effect divided by 260 for all current and previously accumulated PTO days not taken during the calendar year in which the Date of Termination occurs, with such payment to be made within 30 days following the Date of Termination. Such amount shall be deemed a payment obligation accruing through the Date of Termination for purposes of Section 5.

4.            TERMINATION.

(a)            Cause. The Company may terminate Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)            An intentional act of fraud, embezzlement, theft or any material violation of law that occurs during or in the course of the Employment Period;

(ii)            Intentional damage by Employee to the Company’s assets;

(iii)            Intentional disclosure by Employee of the Company’s confidential information contrary to Company policies;

(iv)            Material breach of Employee’s obligations under this Agreement;

(v)            Intentional engagement by Employee in any activity which would constitute a breach of Employee’s duty of loyalty or Employee’s assigned duties;

(vi)            Intentional breach by Employee of any of the Company’s policies and procedures;

(vii)            The willful and continued failure by Employee to perform Employee’s assigned duties (other than as a result of incapacity due to physical or mental illness);

(viii)            Employee is or has been prevented from performing any duties contemplated by this Agreement by reason of any agreement with any third party to which Employee is a party or is bound; or

(ix)            an appropriation, or attempted appropriation, of a business opportunity of Company or one of its affiliates;

(x)            a conviction of, indictment for, or the entering of Employee of a guilty plea to any felony or civil offense involving fraud or moral turpitude (or a plea of nolo contendere thereto);

(xi)            securing a personal benefit, or attempting to secure a personal benefit, in any transaction entered into on behalf of or by Company; or

(xii)            sexual misconduct while conducting business on behalf of Company.

(xiii)            Willful conduct by Employee that is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

(b)            Good Reason. Employee may terminate Employee’s employment during the Employment Period for Good Reason.

(i)            For purposes of this Agreement, “Good Reason” shall mean the assignment to Employee, without Employee’s consent, of any duties materially inconsistent with Employee’s position (including changes in status, offices, or titles and any change in Employee’s reporting requirements), authority, duties, or responsibilities as contemplated by Section 2(a), the Company requiring Employee to relocate Employee’s primary Atlanta work location by more than 50 miles, or any other action by the Company which results in a material diminution in such position, authority, duties, responsibilities or aggregate Base Salary and applicable percentage used in determining the Cash Bonus; except as otherwise specified in Section 2, or the Company’s material breach of its obligations to Employee under this Agreement (each an “Event” for purposes of this paragraph).

(ii)            Employee must notify the Company in writing of any Event that constitutes Good Reason within 90 days following Employee’s initial knowledge of the existence of such Event (or, if earlier, within 90 days following the date upon which Employee should reasonably have been expected to have knowledge of such Event) or such Event shall not constitute Good Reason under this Agreement. Employee must provide at least 30 days prior written notification of his intention to terminate his employment for Good Reason and the Company shall have 30 days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such Event shall no longer constitute Good Reason.

(c)            Notice of Termination. Any termination by either Party for any reason, including any termination by the Company for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 13(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) specifies the Date of Termination (which date shall not be more than 30 days after the giving of such notice; provided, however, that if Employee is terminating for Good Reason such date shall be not less than 30 days nor more than 45 days after giving such notice. The inadvertent failure by Employee or the Company to set forth in the Notice of Termination a particular fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Company, respectively, hereunder or preclude Employee or the Company, respectively, from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.

(d)            Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be. The Company and Employee shall take all steps necessary (including with regard to any post-termination services by Employee) to ensure that any termination of employment described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and in effect from time to time and including the regulations and guidance thereunder and notwithstanding anything contained herein to the contrary, the date on which the separation from service takes place shall be the “Date of Termination.” Notwithstanding the foregoing, the Date of Termination may be accelerated by the Party who receives Notice of Termination by providing to the other Party written notice of acceleration, including the accelerated Date of Termination, within 30 days of receipt of the Notice of Termination.

5.            OBLIGATIONS OF COMPANY UPON TERMINATION.

(a)            Cause; Without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, the Employment Period shall terminate without further obligation to Employee other than Base Salary and accrued unused PTO through the Date of Termination paid on the Company’s normal payroll payment date.

(b)            Disability or Death. If the Employment Period is terminated due to the death or Disability of Employee, Employee (or his estate or legal representative) shall be entitled solely to the following: (i) Base Salary, accrued unused PTO, and any other accrued obligations through the Date of Termination (paid on the Company’s normal payroll payment date) (the “Accrued Compensation”), (ii) in the event the Employment Period is terminated due to Disability of the Employee, subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants (if applicable), payment of the annual Cash Bonus (as described in Section 3(a)(ii)) of this Agreement that Employee otherwise would have earned but for such termination of employment for the performance period in which Employee’s Date of Termination occurs, based on actual performance for the entire performance period, and payable no later than the end of the year in which the Disability or death occurs, provided that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination, and (iii) in the case of a termination due to Disability, and subject to Employee being eligible for and taking all steps necessary to continue Employee’s group health insurance coverage with the Company following the Date of Termination, continued participation, at the Company’s expense, in the Company’s group health plans for Employee and his eligible covered dependents through the earliest of: (x) the 18-month anniversary of the Date of Termination, (y) the date Employee becomes eligible for group health insurance coverage from any other employer, or (z) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law. As used herein “Disability” shall mean and include Employee’s incapacity due to physical or mental illness or disability to timely perform his duties under this Agreement, as reasonably determined by the Board, for a period of six or more consecutive months. Disability also includes Employee becoming permanently disabled within the meaning of any long-term disability plan of the Company applicable to Employee, and Employee commences to receive benefits under such plan. Termination of the Employment Period under this Section 5(b) shall not constitute a termination by the Company other than for Cause or by Employee for Good Reason.

(c)            Other Than for Cause; Good Reason. Except as otherwise provided in Section 6(a), if (i) the Company terminates Employee’s employment other than for Cause or (ii) Employee terminates employment for Good Reason, then the Employment Period shall terminate without further obligation to Employee other than the Company’s obligation to pay to Employee (or, in the case of his death, to his estate or legal representatives) the Accrued Compensation and, subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants, the Severance Payment and Benefits Continuation Payments (as defined below). Such payments shall be subject to the Company’s normal payroll and withholding requirements.

(d)            Severance Payment and Benefits Continuation Payments. Subject to Employee satisfying the waiver and release condition identified in Section 13(d), the “Severance Payment” shall be equal to the aggregate of Employee’s then-current annual Base Salary plus an amount equal to a prorated portion of Employee’s Cash Bonus for the year in which the Date of Termination occurs, with such prorated amount determined by multiplying Employee’s Cash Bonus for the year in which the Date of Termination occurs by a fraction, the numerator of which is the number of full months during such year in which Employee was employed and the denominator of which is 12. In addition, subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants, and Employee being eligible for and taking all steps necessary to continue Employee’s group health insurance coverage with the Company following the Date of Termination, Employee will receive continued participation, at the Company’s expense, in the Company’s group health plans for Employee and his eligible covered dependents through the earliest of: (x) the 18-month anniversary of the Date of Termination, (y) the date Employee becomes eligible for group health insurance coverage from any other employer, or (z) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law (the “Benefits Continuation Payments”).

(e)            Timing of Severance Payment.

(i)            Timing of Severance Payment. The Severance Payment shall be payable to Employee (or, in the event of death, to his estate or legal representative) in cash by the Company over a period of 12 consecutive months.

(ii)            Distribution Rules. The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under this Section 5 and Section 6, as applicable:

(A)            Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon Employee’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” under Code Section 409A. The determination of whether and when a “separation from service” has occurred shall be made in a manner consistent with and based on the presumptions set forth in Treasury Regulations Section 1.409A-1(h). If, as of the date of the “separation from service” of Employee from the Company, Employee is not a Specified Employee (as defined in Section 5(e)(iii)), then the payments shall be made on the dates and terms set forth in Section 5(e)(i).

(B)            If, as of the date of the “separation from service” of Employee from the Company, Employee is a Specified Employee, then any portion of the payments that is a payment of deferred compensation as determined under Code Section 409A (after taking into account the exemption rules for short-term deferrals under Treasury Regulations Section 1.409A-1(b)(4) and separation payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)) and that would, absent this subsection, be paid within the six-month period following the separation from service of Employee from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death).

(iii)            Specified Employee. As used herein, the term “Specified Employee” means a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)). By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. Employee shall be treated as a “key employee” if Employee meets the requirement of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code at any time during the 12-month period ending on an “identification date.” If Employee is a “key employee” as of an identification date, he shall be treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following such identification date. For purposes of any Specified Employee determination hereunder, the “identification date” shall mean the last day of the calendar year.

6.            CHANGE OF CONTROL TERMINATION PAYMENT.

(a)            Triggering Event. In consideration and recognition of Employee’s employment and his contribution to protecting and enhancing member value in any future sale of the Company that may occur, the Company agrees to pay to Employee a change of control termination payment as specified below (the “Change of Control Termination Payment”). The Change of Control Termination Payment shall be in addition to amounts otherwise payable pursuant to Section 3 through the Date of Termination but in lieu of any Severance Payments or Benefits Continuation Payments otherwise due under Section 5, shall be subject to Employee satisfying the waiver and release condition identified in Section 13(d) and Employee not violating the Protective Covenants, and shall be earned upon the earlier of (i) the termination of Employee’s employment with the Company at any time within two years following a Change of Control (as defined below) (A) by the Company for any reason other than Cause or (B) by Employee for Good Reason or (ii) upon the occurrence of a Change of Control, if Employee’s employment with the Company was terminated within six months prior to the Change of Control, either by (A) the Company for any reason other than Cause or (B) by Employee for Good Reason (the earlier of (i) or (ii) above being referred to as the “Triggering Event”).

(b)            Amount. The amount of the Change of Control Termination Payment shall be equal to 1.5 times the aggregate of Employee’s then-current annual Base Salary as of the Date of Termination plus an amount equal to 1.5 times the Employee’s Cash Bonus for the year in which the Date of Termination occurs.

(c)            Payment; Medical Coverage; Vesting. Subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants, the Change of Control Termination Payment shall be paid in a single cash lump sum payment to Employee (or, in the event of death, to his estate or legal representative) not later than 45 days after the Triggering Event. Such payment shall be in addition to sums due to Employee through the Date of Termination, shall be subject to normal withholding requirements of the Company and shall be in lieu of Severance Payments or Benefits Continuation Payments that may otherwise be due under Section 5. In addition, notwithstanding anything to the contrary herein, subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants and Employee being eligible for and taking all steps necessary to continue Employee’s group health insurance coverage with the Company, if any, following the Date of Termination, Employee will receive the Benefits Continuation Payments.

(d)            Change of Control Defined. For the purposes of this Agreement, the term “Change of Control” means a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company, to the extent consistent with Code Section 409A and any regulatory or other interpretive authority promulgated thereunder, as described in paragraphs (i) through (iv) below.

(i)            Change in Ownership of Company. A change in the ownership of the Company will be deemed to have occurred on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below) other than a group of which Employee is a member, acquires ownership of the Company stock that, together with the Company stock held by such person or group, constitutes more than 50% of the voting power of the stock of the Company.

(A)            If any one person or more than one person acting as a group (within the meaning of paragraph (iv) below), other than a group of which Employee is a member, is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional Company stock by such person or persons shall not be considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii) below).

(B)            An increase in the percentage of Company stock owned by any one person, or persons acting as a group (within the meaning of paragraph (iv) below), as a result of a transaction in which the Company acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

(C)            Except as provided in (B) above, the provisions of this paragraph (i) shall apply only to the transfer or issuance of Company stock if such stock remains outstanding after such transfer or issuance.

(ii)            Change in Effective Control of Company.

(A)            A change in the effective control of the Company shall occur on the date that either of (1) or (2) below occurs:

(1)            Any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or

(2)            A majority of members of the Board are replaced during any 12-month period by members of the Board whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election.

(B)            A change in effective control of the Company also may occur with respect to any transaction in which either the Company or the other entity involved in a transaction experiences a Change of Control event described in paragraphs (i) or (iii).

(C)            If any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), is considered to effectively control the Company (within the meaning of this paragraph (ii)), the acquisition of additional control of the Company by the same person or persons shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of paragraph (i)).

(iii)            Change in Ownership of a Substantial Portion of Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), other than a group of which Employee is a member, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(A)            A transfer of the Company’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

(1)            A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to Company stock;

(2)            An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)            A person, or more than one person acting as a group (within the meaning of paragraph (iv) below), that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or

(4)            An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

(B)            For purposes of this paragraph (iii), gross fair market value means the value of all the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)            Group Definition. For the purposes of this Section 6, persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the Company. If a person, including an entity stockholder, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such person shall be considered to be acting as a group with the other owners of equity interests in an entity only to the extent of the ownership in that entity prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering of Company stock.

7.            NON-EXCLUSIVITY OF RIGHTS.

Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Employee may qualify, nor, except as specifically set forth herein, shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.            FULL SETTLEMENT.

In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest or dispute by the Company or Employee with respect to liability under, or the interpretation of the validity or enforceability of, any provision of this Agreement, but only in the event and to the extent that (i) Employee receives a final, non-appealable judgment in his favor in any such action or receives a final judgment in his favor that has not been appealed by the Company within 30 days of the date of the judgment; or (ii) the Parties agree to dismiss any such action upon the Company’s payment of the sums allegedly due Employee or performance of the covenants by the Company allegedly breached by it.

9.            PROTECTIVE COVENANTS

(a)            Confidential Information. Employee and the Company are Parties to one or more separate agreements respecting confidential information, trade secrets, and inventions, including, without limitation, the Employee Confidentiality and Intellectual Property Assignment Agreement signed in connection with and as a condition of Employee’s employment with the Company (collectively, the “IP Agreements”); provided, that any agreements respecting confidential information, trade secrets, and inventions shall be consistent with, and no more burdensome than, the Employee’s obligations under the Employee Confidentiality and Intellectual Property Assignment Agreement signed in connection with and as a condition of Employee’s employment with the Company, unless such changes result from changes to applicable law. The Parties agree that the IP Agreements shall not be superseded or terminated by this Agreement and shall survive any termination of this Agreement.

(b)            Non-Compete Commitment. During the Employment Period and for a period of one year following the Date of Termination, regardless of the reason for the termination of Employee’s employment and whether such termination occurs at the initiative of Employee or the Company, Employee agrees that he will not accept any position as principal executive officer, president, or chief executive officer with, or provide comparable level executive consultation to any Competitive Business of the Company. As used herein, a “Competitive Business” is a business (including, but not limited to, a business started by Employee) that is in the business of providing activities, products, or services that are competitive with those provided by the Company and that are of the type conducted, authorized, offered, provided, or under development by the Company within one year prior to Employee’s Date of Termination.

(c)            Agreement Not to Solicit Employees. During the Employment Period and for a period of one year following the Date of Termination, regardless of the reason for the termination of Employee’s employment and whether such termination occurs at the initiative of Employee or the Company, Employee covenants and agrees that Employee shall not (a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor of the Company who performed work for the Company within the last year of Employee’s employment with the Company until that employee’s employment or that independent contractor’s engagement with the Company has been voluntarily or involuntarily terminated for at least six months, or (b) otherwise encourage, solicit, or support any employee(s) or independent contractor(s) to leave their employment with the Company.

(d)            Non-Solicitation of Customers or Clients. During the Employment Period and for a period of one year following the Date of Termination, regardless of the reason for the termination of Employee’s employment and whether such termination occurs at the initiative of Employee or the Company, Employee agrees not to solicit, directly or by assisting others, any business from any of the Company’s customers or clients, including actively sought prospective customers or clients, with whom Employee has had material contact during the one-year period prior to the termination of the Employment Period with the Company, for the purpose of providing products or services that are competitive with those provided by the Company. As used in this paragraph, “material contact” means the contact between Employee and each customer, client or vendor, or potential customer, client or vendor (i) with whom or which Employee dealt on behalf of the employer, (ii) whose dealings with the Company were coordinated or supervised by Employee, (iii) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee’s association with the Company, or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings (directly or indirectly) for Employee within one year prior to Employee’s Date of Termination.

(e)            Non-Disparagement. Employee agrees not to make disparaging remarks, or remarks that could reasonably be construed as disparaging, regarding the Company, its subsidiaries, their directors, officers, or employees, businesses or practices during the Employment Period and thereafter. Company, on behalf of its officers, directors and managers, agrees not to make disparaging remarks, or remarks that could reasonably be construed as disparaging, regarding Employee. For the avoidance of doubt, this non-disparagement obligation shall not in any way affect either party’s obligation to testify truthfully in any legal proceeding.

(f)            Certain Payment Obligations/Consideration. Employee agrees that the payment of any Severance Payment, Benefits Continuation Payments or Change of Control Termination Payment shall be subject to and expressly conditioned upon Employee’s compliance with the covenants set forth in paragraphs (a) through (e) of this Section 10 (collectively, the “Protective Covenants”). Payments of amounts owing under any Change of Control Termination Payment, Severance Payment or Benefits Continuation Payments obligation shall be conditioned upon Employee’s continued compliance with the Protective Covenants. Should Employee fail to comply with any of the Protective Covenants, the Company shall not be required to make the Change of Control Termination Payment, Severance Payment (or any portion thereof remaining unpaid), or Benefits Continuation Payments and Employee shall be required to repay any portion of the Change of Control Termination Payment, Severance Payment, or Benefits Continuation Payments that Employee has already received from the Company. Employee acknowledges that the consideration for the Protective Covenants includes the employment granted and the salary and other compensation provided hereunder including, but not limited to, the covenants respecting a Severance Payment, Change of Control Termination Payment, or Benefits Continuation Payments.

(g)            Specific Performance. Employee acknowledges that it would be difficult to calculate the Company’s damages from Employee’s breach of any of the Protective Covenants and that money damages (even including any repayments made pursuant to paragraph (f)) would therefore be an inadequate remedy. Accordingly, upon such breach, Employee acknowledges that the Company may seek and shall be entitled to temporary, preliminary, and/or permanent injunctive relief against Employee, and/or other appropriate orders to restrain such breach. Nothing in this provision shall limit or prevent the Company from seeking any other damages or relief provided by applicable law for breach of this Agreement or any section or provision hereof. Employee agrees that the Company may obtain specific performance, and that the Company shall not be required to post bond in the event it is necessary for the Company to obtain temporary or preliminary injunctive relief, any bond requirement hereby being expressly waived by Employee.

(h)            Protective Covenant Enforceability. The Parties covenant and agree that the provisions contained in paragraphs (a) through (g) are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule, or regulation. It is the reasonable intent and expectation of the Parties that these protective covenants shall be enforced in accordance with their terms. However, in the event a court of competent jurisdiction finds any provision herein (or subpart thereof) to be void or unenforceable, the Parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable to the fullest extent permitted by applicable law. Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable in accordance with its terms.

10.            SUCCESSORS.

(a)            Successors in Interest. This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)            Assumption of Agreement. The Company will require any successor who acquires all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean Innovative Med Concepts, LLC, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

11.            COMPLIANCE WITH CODE SECTION 409A.

(a)            Compliance. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to comply with, or otherwise be exempt from, Code Section 409A and any regulations and Treasury guidance promulgated hereunder, and any ambiguities shall be interpreted in a manner consistent with the requirements of Code Section 409A. Further, notwithstanding anything to the contrary, all Severance and Change of Control Termination payments payable under the provisions of Section 5 or Section 6 shall be paid to Employee no later than the last day of the second calendar year following the calendar year in which the Date of Termination occurs. None of the payments under this Agreement are intended to result in the inclusion in Employee’s federal gross income of an amount on account of a failure under Section 409A(a)(1) of the Code. The Parties intend to administer and interpret this Agreement to carry out such intentions. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)            Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).

(ii)            Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(b)            Amendments. The Company and Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Code Section 409A.

(c)            Tax Matters. The Company makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. Without limiting the foregoing, the Company shall not be liable to Employee or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.

12.            MISCELLANEOUS.

(a)            Governing Law; Venue. This Agreement shall be governed by the laws of the State of Alabama without regard to the conflicts of laws provisions of that State or any other State. The Parties agree that any dispute arising from this Agreement, including but not limited to issues of breach, enforceability, or modification, shall be decided only in a state or federal court sitting in Alabama, which the Parties expressly agree shall be the exclusive venue for any such action.

(b)            Amendment; Validity. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

(c)            Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, in either case, accompanied by a facsimile copy, addressed as follows:

If to Employee:

Gregory S. Duncan
447 Broadland Rd, NW, Atlanta, GA 30342

If to the Company:

Innovative Medical Concepts
1837 Commons N Dr, Tuscaloosa, AL 35406

With a copy to:

Tanner & Guin, LLC

ATTN: Jonathan D. Guin

2711 University Blvd, Suite 201, Tuscaloosa, AL 35401

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)            Waiver and Release. Employee acknowledges and agrees that the Company requires, as a condition to receipt of any Severance Payment or Benefits Continuation Payments under Section 5 or any Change of Control Termination Payment or Benefits Continuation Payments under Section 6, that Employee (or a representative of his estate on behalf of his estate) execute a waiver and release discharging the Company, its subsidiaries, and their respective affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to the benefits under this Agreement, including, without limitation, any claims under this Agreement or other related instruments, other than the Company’s obligation to pay the Accrued Compensation, Severance Payment, Benefits Continuation Payments, Change of Control Termination Payment, and other consideration as provided in this Agreement. The waiver and release shall be in a form determined by the Company and acceptable to Employee and shall be executed prior to the expiration of the time periods provided for any first payment of such benefits.

(e)            Non-Waiver. The failure of the Company to insist upon or enforce strict performance of any provision of this Agreement or to exercise any rights or remedies thereunder will not be construed as a waiver by the Company to assert or rely upon any such provision, right, or remedy in that or any other instance.

(f)            Entire Agreement. This Agreement embodies the entire agreement between the Parties with respect to the subject matter addressed herein and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may relate to the subject matter hereof; provided, however, that nothing in this Agreement is intended to and does not modify, supersede or replace the IP Agreements, and documents adopted by the Board with respect to the Cash Bonus, any agreements or plans concerning any equity awards to Employee, or any agreements or other documents related to any employee benefit plans, each of which are to be in effect in accordance with their terms.

(g)            Survival. The covenants set forth in Sections 4, 5, 6, 7, 8, 9, 10, 11, and 12 shall survive any termination of Employee’s employment or termination of the Employment Period.

(h)            Counterparts; Facsimile; Electronic Submission. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed signature pages to this Agreement may be delivered by facsimile or electronically, and such facsimiles or electronically submitted documents will be deemed as sufficient as if actual signature pages had been delivered.

[Signatures on Following Page]

IN WITNESS WHEREOF, Employee has hereunder set Employee’s hand and, pursuant to the authorization form the Board, the Company has caused this Agreement to be executed in its name on its behalf, each effective as of the day and year first above written.

Employee:

/s/ Gregory S. Duncan
Gregory S. Duncan

The Company:

Innovative Med Concepts, LLC

By:	/s/ William L. Pridgen, MD
William L. Pridgen, MD
Its Manager

[Signature Page to Employment Agreement]

APPENDIX A

STOCK OPTION EXERCISE NOTICE

Innovative Med Concepts, Inc.

Attention: Board of Directors

____________________________

____________________________

Pursuant to the terms of the grant notice and Employment Agreement between the undersigned and Innovative Med Concepts, Inc. (the “Company”) dated April 5, 2020 (the “Agreement”), I, Gregory S. Duncan, hereby [Circle One] partially / fully exercise such option by including herein payment in the amount of $______ representing the purchase price for [Fill in #______ of shares of common stock] shares of common stock of the Company (the “Stock”). I have chosen the following form(s) of payment:

☐	1. Cash

☐	2. Certified or bank check payable to the Company

☐	3. Payment to be offset against any amount owed to Employee from the sale event or dividend event immediately following exercise of this Option as a result of Employee owning the Stock.

☐	4. Other (as referenced in the Agreement and described in the Plan (please describe)) ______________________________________________________.

In connection with my exercise of the option as set forth above, I hereby represent and warrant to the Company as follows:

a.            I am purchasing the Stock for my own account for investment only, and not for resale or with a view to the distribution thereof.

b.            I have had such an opportunity as I have deemed adequate to obtain from the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company and have consulted with my own advisers with respect to my investment in the Company.

c.            I have sufficient experience in business, financial, and investment matters to be able to evaluate the risks involved in the purchase of the Stock and to make an informed investment decision with respect to such purchase.

d.            I can afford a complete loss of the value of the Stock and am able to bear the economic risk of holding such Stock for an indefinite period of time.

e.            I understand that the Stock may not be registered under the Securities Act of 1933 (it being understood that the Stock is being issued and sold in reliance upon an applicable exemption thereto) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Securities Act of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that if certificates representing Stock are issued, they will bear restrictive legends reflecting the foregoing and/or that book entries for uncertificated stock will include similar restrictive notations.

f.            I have read and understand the bylaws and buy-sell agreement of the Company and acknowledge and agree that the Stock is subject to all of the relevant terms therein.

g.            I understand and agree that the Company may have a right of first refusal with respect to the Stock pursuant to the bylaws and buy-sell agreement of the Company.

h.            I understand and agree that the Company may have certain repurchase rights with respect to the Stock pursuant to the bylaws and buy-sell agreement of the Company.

i.            I understand and agree that I may not sell or otherwise transfer or dispose of any Stock for a period of time following the effective date of a public offering by the Company as described in any applicable “lock-up” agreement or applicable law.

Sincerely yours,

Gregory S. Duncan

Address:

Date:

EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) effective as of August 4, 2020 (“Effective Date”) is by and between Virios Therapeutics, LLC, an Alabama limited liability company (“Company”), and Gregory S. Duncan (“Employee”). The Company and Employee are collectively referred to herein as the “Parties” and each individually as a “Party”.

WITNESSETH

WHEREAS, the Company and Employee desire to administer, interpret and/or amend as necessary the Employment Agreement entered between the Parties effective April 5, 2020 (“Employment Agreement”) in order to comply with Section 409A or the Code;

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is hereby agreed as follows:

(i)            Pursuant to Section 3(a)(iv) and Section 11 of the Agreement, Section 3(a)(iv) of the Agreement is administered, interpreted and/or amended to define “Fair Market Value” as the price per share of stock issued to the shareholders in the Triggering Offering, such that the Options shall not be “in the money” at the time of the option issuance. Notwithstanding any provision in this Amendment to the contrary, Fair Market Value shall be interpreted or amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and in effect from time to time and including the regulations and guidance thereunder (the “Code”), if applicable to the Agreement and award.

IN WITNESS WHEREOF, Employee has hereunder set Employee’s hand and the Company has caused this Agreement to be executed in its name on its behalf, each effective as of the day and year first above written.

Employee:

/s/ Gregory S. Duncan
Gregory S. Duncan

The Company:

Virios Therapeutics, LLC

By:	/s/ Angela Walsh
Angela Walsh
Its Vice President of Finance